EXHIBIT 99.1:

For Immediate Release:
Wednesday, January 25, 2006

For More Information:
Julie S. Ryland, (205) 326-8421

Energen Clarifies 4th Quarter 2005 Earnings

BIRMINGHAM, Alabama - Energen Corporation (NYSE: EGN) today announced that its net income for the three months ended December 31, 2005, totaled $57.3 million, or 78 cents per diluted share. Included is a non-cash gain of $11.4 million, or 15 cents per diluted share, associated with the reversal of the previously recognized non-cash mark-to-market loss on open hedge contracts as of September 30, 2005.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.